Exhibit 10.48

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Near Intelligence, Inc., a Delaware corporation (the “Company”), and Gladys Kong (“Employee”) effective as of April 11, 2023 (the “Effective Date”).

1. Employment. During the Employment Period (as defined in Section 3), the Company shall continue to employ Employee, and Employee shall continue to serve, as the Chief Operating Officer of the Company and in such other position or positions as may be assigned from time to time by the Company or the board of directors of the Company (the “Board”). Employee shall report directly to the Company’s Chief Executive Officer.

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time, including the Company (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Company or the Company’s Chief Executive Officer from time to time.  Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company, the Company’s Chief Executive Officer or the Board from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case of (i), (ii) and (iii), so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.

(c) Employee owes each member of the Company Group fiduciary duties (including (i) duties of care, loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

(d) Employee’s principal place of employment shall continue to be the Executive’s principal place of employment as of the Effective Date; provided that Employee may be required to travel from time to time for business purposes.

3. Term of Employment. The term of Employee’s employment under this Agreement shall commence on Effective Date and continue until Employee’s employment is terminated in accordance with Section 7. The period from the Effective Date through the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

4. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $350,000 in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Employee’s Base Salary shall be subject to periodic review by the Board (or a committee thereof), and may be adjusted from time to time. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Annual Bonus. During the Employment Period, Employee shall be eligible for discretionary bonus compensation (the “Annual Bonus”) with a target amount of $150,000 (the “Target Annual Bonus”) for each complete calendar year that Employee is employed by the Company hereunder. The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) for each applicable calendar year (the “Bonus Year”) and provided to Employee. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) determines whether the applicable performance targets for the applicable Bonus Year have been achieved. At the Company’s discretion, any Annual Bonus payable pursuant to this Section 4(b) may be paid in cash and/or shares of the Company’s common stock, provided that any shares issued in common stock will be net of any required tax withholding. Notwithstanding anything in this Section 4(b) to the contrary, no Annual Bonus, if any, or any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

5. Business Expenses. Subject to Section 24, the Company shall reimburse Employee for Employee’s reasonable and documented out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as such expenses are consistent with the Company’s expense policy as in effect from time to time and Employee timely submits all documentation for such expenses, as required by such policy. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6. Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy.

7. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board:

(i) Employee’s commission of, indictment for, or plea of guilty or no contest to, a felony (or state law equivalent) or a crime involving dishonesty or moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company;

(ii) Employee’s substantial and repeated failure to perform Employee’s duties hereunder or to follow any lawful directive from the Company;

(iii) Employee’s conduct that brings or is reasonably likely to bring the Company or any member of the Company Group negative publicity or into public disgrace, embarrassment, or disrepute;

(iv) Employee’s fraud, theft, embezzlement, gross negligence, or willful misconduct with respect to any member of the Company Group;

(v) Employee’s violation of the Company Group’s written policies or codes of conduct, including written policies related to discrimination, harassment, retaliation, performance of illegal or unethical activities, or ethical misconduct; or

(vi) Employee’s breach of this Agreement, including, without limitation, any non-competition, non-solicitation, no-hire, or confidentiality covenant between Employee and the Company (including Sections 9 through 13 hereof).

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s Base Salary (other than a general reduction in base salaries that affects all similarly situated executives);

(ii) a material diminution of Employee’s authority, duties or responsibilities with the Company or its subsidiaries; provided, however, that if Employee is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason; or

(iii) the relocation of the geographic location of Employee’s assigned Company office location by more than fifty (50) miles from the location of Employee’s then-current assigned Company office location (provided, that, the following shall not constitute Good Reason: (A) Employee’s travel for business in the course of performing Employee’s duties to the Company; (B) Employee working remotely; or (C) the Company requiring Employee to report to the office at Employee’s assigned Company office location (instead of working remotely)).

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii), or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice. Further and notwithstanding the foregoing, no suspension of Employee or a reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by Employee shall give rise to Good Reason.

(d) Death or Disability. Upon the death or Disability of Employee, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether Employee has a Disability shall be determined by the Board, and the Board may rely on any determination that Employee is disabled for purposes of benefits under any long-term disability plan in which Employee participates that is maintained by the Company or any of its affiliates.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)) and any requirement to continue salary or benefits shall cease as of such earlier date.

(f) Effect of Termination.

(i) If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c) (each, a “Qualifying Termination”), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a separation agreement and release of all claims in a form provided to Employee by the Company (the “Release”), which Release shall, among other things, release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment and relationship with the Company and any other member of the Company Group or the termination of such employment or relationship, but excluding all claims to severance payments Employee may have under this Section 7; and (B) abides by the terms of each of Sections 9, 10 and 11 and any other post-employment obligations that Employee may owe to any member of the Company Group, then:

(A) The Company shall make substantially equal installment payments payable in accordance with the Company’s regular payroll practices, but no less frequently than monthly, over the twelve (12)-month period (the “Severance Period”) immediately following the date on which Employee’s employment terminates (the “Termination Date”) to Employee, which are in the aggregate equal to the sum of: (i) twelve (12) months’ worth of Employee’s Base Salary for the year in which such termination occurs; and (ii) Employee’s Target Annual Bonus for the year in which such termination occurs (such total severance payments pursuant to (i) and (ii) being referred to as the “Severance Payment”); provided, however, that the first installment of the Severance Payment shall not be made until the Company’s first regularly scheduled pay date following the 60th day following the Termination Date and such first payment shall include any amounts that would otherwise have been payable between the Termination Date and the date of such first payment (without interest).

(B) During the portion, if any, of the Severance Period that Employee is eligible to and elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall, at its option pay or reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Severance Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.

(ii) This Section 7(f)(ii) shall apply if Employee’s Qualifying Termination occurs during the one-year period immediately following a Change in Control (as defined below) (a “CIC Qualifying Termination”). If a CIC Qualifying Termination occurs, Employee shall be entitled to the benefits set forth in Section 7(f)(i), except that:

(A) the Severance Payment shall be payable in a lump sum on the 60th day following the Termination Date;

(B) the Severance Payment amount shall be the product of (i) 1.5 and (ii) the sum of (x) Employee’s Base Salary for the year in which such termination occurs and (y) Employee’s Target Annual Bonus for the year in which such termination occurs;

(C) All equity awards under the Equity Incentive Plan (as defined below) held by Employee as of the Termination Date shall become vested as of the Termination Date, with any performance-based awards vesting as if the target requirements have been or will be attained; and

(D) the Severance Period for purposes of the COBRA Benefit in Section 7(f)(i)(B) shall be the 18-month period following the Termination Date.

“Change in Control” shall have the meaning set forth in the Near Intelligence, Inc. 2023 Equity Incentive Plan (as may be amended, modified, or supplemented from time to time) (the “Equity Incentive Plan”).

(iii) If the Release is not executed and returned to the Company on or before the Release Expiration Date (as defined below), and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment or the COBRA Benefit. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is determined by the Company to be “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 7(f) but, during the Severance Period, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11 or any other post-employment obligations that Employee may owe to any member of the Company Group; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and COBRA Benefit and Employee shall promptly return to the Company the pre-tax value of all Severance Payments received by Employee and the pre-tax value of all payments by the Company with respect to the COBRA Benefit.

8. Disclosures.

(a) Employee hereby represents and warrants that as of the Effective Date, there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims or arbitrations filed by, against or involving Employee or any trust or vehicle owned or controlled by Employee.

(b) Promptly (and in any event, within three (3) business days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim or arbitration filed by, against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board.

(c) A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment, Employee shall comply with this Section 9.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 9 if Employee were to violate any of the covenants set forth in Section 10. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Employee’s duties on behalf of the Company Group, Employee shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Employee or obtained by the Company Group. The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within ten (10) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) this Agreement. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (B) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

10. Non-Competition; Non-Solicitation.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information, clients and customers and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period (as defined below), Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area, which prohibition shall prevent Employee from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending Employee’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area; or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which Employee’s customer or client relationships, duties or responsibilities are the same as or similar to the customer or client relationships, duties or responsibilities that Employee had on behalf of any member of the Company Group;

(ii) appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom Employee had contact (including oversight responsibility) or learned Confidential Information about during Employee’s employment with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, or hire or retain any such employee or contractor or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee or contractor. An employee or contractor shall be deemed covered by this Section while so employed or retained and for a period of six (6) months thereafter.

Notwithstanding the foregoing, nothing herein shall limit Employee’s ability to accept employment and perform work with any person or entity where (x) the services provided by Employee to such person or entity are not, and do not directly or indirectly benefit any division or business of such person or entity that is, in competition with the Business or any other material business in which a member of the Company Group has made a significant financial investment on or prior to the date of termination to be engaged in on or after such date and (y) Employee does not own more than 2% of the equity securities of such person or entity.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. Employee further agrees that Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that Employee will reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if Employee challenges the reasonableness or enforceability of any of the provisions of this Section 10.

(d) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed. To the extent any dispute arising under this Section 10 is subject to the laws of the State of California, any provisions set forth herein that would be deemed unenforceable after giving effect to such laws will not apply.

(e) The following terms shall have the following meanings:

(i) “Business” means the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during Employee’s employment with any member of the Company Group, which business and operations include, but are not limited to, the collection, use or licensing of software, data products and related services.

(ii) “Business Opportunity” shall mean any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which Employee learned Confidential Information during Employee’s employment with any member of the Company Group.

(iii) “Market Area” shall mean any locale of any country in which any member of the Company Group conducted business or plans to conduct business at any time during Employee’s employment or service with the Company or any member of the Company Group or prior to the Termination Date.

(iv) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and for purposes of Sections 10(b)(ii) through (iv), continuing for a period of 12 months following the date that Employee is no longer employed by any member of the Company Group.

(f) Employee undertakes and agrees that following the date that Employee is no longer employed by any member of the Company Group and prior to entering into any relationship with any other party to serve as an officer, director, employee, consultant, partner, advisor, joint-venturer or in any other capacity with any other person or entity, Employee shall disclose to such other party the terms of the restrictive covenants set forth herein and hereby consents to the Company making any related disclosures.

11. Ownership of Intellectual Property.

(a) Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.

(b) All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retain any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee. For the avoidance of doubt, the provisions of this Section 11(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.

(g) In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(h) Notwithstanding anything to the contrary herein, the provisions of this Section 11 will not apply to any Company Intellectual Property which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on Employee’s own time without using the equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries, and which is not related to the business of the Company or any of its subsidiaries (either actual or demonstrably anticipated), and which does not result from work performed for the Company and/or its subsidiaries.

12. Non-Disparagement. Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of Employee’s duties to the Company while Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

13. Arbitration.

(a) Subject to Section 13(b), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by confidential arbitration in the State of California in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 13 shall be private, shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA and shall be conducted in accordance with the Federal Arbitration Act. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, except as provided under this Section 13, each party will pay all of its own costs and expenses, including its own legal fees and expenses, and the arbitration costs will be shared equally by the Company and Employee.

(b) Notwithstanding Section 13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 13 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 13 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

14. Defense of Claims; Cooperation. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility or knowledge. Employee shall further provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of any Company Group member), that relates to Employee’s actual or prior areas of responsibility or knowledge.

15. Withholdings; Deductions. The Company is authorized to withhold and deduct from any benefits, amounts, or payments related to this Agreement or Employee’s employment (a) all federal, state, local and other taxes and (b) any applicable deductions or withholdings.

16. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

17. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Delaware.

18. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Employee and any member of the Company Group that create restrictions on Employee with respect to confidentiality, non-disclosure, non-competition, non-solicitation or non-disparagement. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 18, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Employee’s employment (including Employee’s compensation) with any member of the Company Group. Employee acknowledges and agrees that any prior agreements or offer letters between Employee and any member of the Company Group are hereby terminated and all obligations by the Company thereunder have been satisfied in full. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all sums and compensation that Employee has been owed, is owed or ever could be owed pursuant to the agreement(s) referenced in the previous sentence and for services provided to any member of the Company Group through the date that Employee signs this Agreement, with the exception of any unpaid base salary for the pay period that includes the date on which Employee signs this Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.

19. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

20. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

21. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) or email on a business day to the number or email address set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission or email after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Near Intelligence, Inc.
100 West Walnut Street, Ste A-4

Pasadena, California 91124

Attention: Jay Angelo, General Counsel (jay.angelo@near.com)

If to Employee, at the address (or to the e-mail address) shown in the books and records of the Company.

22. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto. Electronic copies shall have the same force and effect as the originals.

23. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative. Employee agrees to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.

24. Section 409A. Notwithstanding any provision of this Agreement to the contrary:

(a) General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If Employee is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (ii) the date of Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) Installment Payments. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 25 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

26. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

27. Effect of Termination. The provisions of Sections 7, 9-15 and 23, 25 and 26 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 12, 13 and 23 and shall be entitled to enforce such obligations as if a party hereto.

29. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. It is the intention of the parties that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Gladys Kong
Gladys Kong

NEAR INTELLIGENCE, INC.

By:	/s/ Rahul Agarwal
Rahul Agarwal, Chief Financial Officer

Signature Page to

Employment Agreement